Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 22, 2016

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q3 Sales

PHILADELPHIA, PA, November 22, 2016 – Urban Outfitters, Inc. (NASDAQ:URBN), a portfolio of global consumer brands comprised of Anthropologie, Bhldn, Free People, Terrain, Urban Outfitters and Vetri Family brands, today announced net income of $47 million and $154 million for the three and nine months ended October 31, 2016, respectively. Earnings per diluted share were $0.40 and $1.31 for the three and nine months ended October 31, 2016, respectively.

Total Company net sales for the third quarter of fiscal 2017 increased 5% over the same quarter last year to a record $862 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 1.0%. Comparable Retail segment net sales increased 5.2% at Urban Outfitters and decreased 1.5% at Free People and 2.7% at the Anthropologie Group. Wholesale segment net sales increased 30%, which benefited from approximately $9 million of shipments moving out of the third quarter of fiscal 2016 into the fourth quarter of fiscal 2016 due to delays at our recently opened east coast fulfillment center.

“I am pleased to announce our teams delivered record third quarter sales,” said Richard A. Hayne, Chief Executive Officer. “These results were driven by the third consecutive quarter of positive Retail segment ‘comps’ and continued strength in our Wholesale segment,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine month periods were as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2016	2015	2016	2015
Net sales by brand
Urban Outfitters	$348,471	$339,187	$1,001,197	$976,592
Anthropologie Group	340,727	339,652	1,021,410	1,019,418
Free People	167,445	144,530	476,380	431,070
Food and Beverage	5,848	1,889	16,649	4,648

Total Company	$862,491	$825,258	$2,515,636	$2,431,728

Net sales by segment
Retail Segment	$785,026	$765,525	$2,300,981	$2,246,274
Wholesale Segment	77,465	59,733	214,655	185,454

Total Company	$862,491	$825,258	$2,515,636	$2,431,728

For the three months ended October 31, 2016, the gross profit rate decreased by 15 basis points versus the prior year’s comparable period. The reduction in gross profit rate was primarily driven by the increased penetration of the direct-to-consumer channel resulting in increased customer delivery and overall logistics expense rates. Within gross profit, maintained margins for the quarter were approximately flat compared to the prior year comparable period with initial mark-up lower on a year over year basis and markdowns coming in favorable on a year over year basis. Initial mark-up was lower due to increased penetration of the Wholesale segment sales at Free People which has a lower initial mark-up compared to the Retail segment. Initial mark-up in the Retail segment increased due to improvements at each of the brands. Markdowns were favorable due to lower markdowns at the Urban Outfitters brand which were partially offset by higher markdowns at the Free People and Anthropologie brands. For the nine months ended October 31, 2016, the gross profit rate increased by 88 basis points versus the prior year’s comparable period. The increase in gross profit rate was primarily driven by improvement in the Urban Outfitters brand maintained margins due to lower merchandise markdowns compared to the prior year. This increase was partially offset by a lower gross profit rate at the Free People brand, which was primarily driven by lower maintained margins due to higher merchandise markdowns.

As of October 31, 2016, total inventory increased by $12 million, or 3%, on a year-over-year basis. The increase in inventory is primarily due to an increase in non-comparable inventory to support our new and expanded stores. Comparable Retail segment inventory increased 1% at cost.

For the three and nine months ended October 31, 2016, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 143 basis points and 114 basis points when compared to the prior year’s comparable periods, respectively. The deleverage in the three months ended October 31, 2016 was partially due to the net effect of one-time legal settlements, which accounted for approximately 50 basis points of deleverage. The remaining deleverage related to an increase in direct store controllable expenses largely due to pre-opening expenses and initial staffing levels for several large format Anthropologie stores recently opened or opened in the quarter. The deleverage in the nine months ended October 31, 2016 was primarily due to direct store controllable expenses to support our 5% square footage growth and an increase in direct marketing and technology related expenses to support our direct-to-consumer growth.

The Company’s effective tax rate for the third quarter of fiscal 2017 was 33.5% compared to 35.3% in the prior year period. The decrease in the third quarter tax rate was due to the ratio of foreign taxable losses to global taxable profits for the year. The effective tax rate for the first nine months of fiscal 2017 is 35.7% compared to 35.3% in the first nine months of fiscal 2016.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired 1.3 million common shares for approximately $46 million during the nine months ended October 31, 2016. The Company repurchased and subsequently retired a total of 12.7 million common shares for approximately $382 million during fiscal 2016 under this authorization. As of October 31, 2016, 6.0 million common shares are remaining under this authorization.

On May 27, 2014, the Company’s Board of Directors authorized the repurchase of 10 million common shares under a share repurchase program. During fiscal 2016, the Company repurchased and subsequently retired 2.3 million shares at a total cost of $83 million, which completed this authorization.

During the nine months ended October 31, 2016, the Company opened a total of 23 new stores including: 11 Free People stores, 9 Anthropologie Group stores and 3 Urban Outfitters stores; and closed 3 stores including: 1 Free People store, 1 Anthropologie Group store and 1 Urban Outfitters store. During the nine months ended October 31, 2016, the Company opened 2 new restaurants and acquired 6 Vetri Family restaurants which are included in the Food and Beverage division.

Urban Outfitters, Inc. is a portfolio of global consumer brands which offers a variety of lifestyle merchandise and consumer products to highly defined customer niches through 242 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 226 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 124 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,800 specialty stores and select department stores worldwide; and 11 Food and Beverage restaurants, as of October 31, 2016.

A conference call will be held today to discuss third quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/qjw5enes

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Net sales	$862,491	$825,258	$2,515,636	$2,431,728
Cost of sales	562,594	537,070	1,611,337	1,579,014

Gross profit	299,897	288,188	904,299	852,714
Selling, general, and administrative expenses	229,592	207,863	665,299	615,584

Income from operations	70,305	80,325	239,000	237,130
Other income (expense), net	854	63	348	(2,654)

Income before income taxes	71,159	80,388	239,348	234,476
Income tax expense	23,804	28,394	85,516	82,865

Net income	$47,355	$51,994	$153,832	$151,611

Net income per common share:
Basic	$0.41	$0.42	$1.31	$1.19

Diluted	$0.40	$0.42	$1.31	$1.18

Weighted-average common shares and common share equivalents outstanding:
Basic	116,829,912	123,442,931	117,087,696	127,478,092

Diluted	117,393,710	123,725,581	117,453,005	128,506,955

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.2%	65.1%	64.1%	64.9%

Gross profit	34.8%	34.9%	35.9%	35.1%
Selling, general, and administrative expenses	26.6%	25.2%	26.4%	25.3%

Income from operations	8.2%	9.7%	9.5%	9.8%
Other income (expense), net	0.1%	0.0%	0.0%	(0.2%)

Income before income taxes	8.3%	9.7%	9.5%	9.6%
Income tax expense	2.8%	3.4%	3.4%	3.4%

Net income	5.5%	6.3%	6.1%	6.2%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2016	January 31, 2016	October 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$234,886	$265,276	$149,597
Marketable securities	24,644	61,061	69,545
Accounts receivable, net of allowance for doubtful accounts of $568, $664 and $675, respectively	68,896	75,723	68,332
Inventory	453,826	330,223	441,550
Prepaid expenses, deferred taxes and other current assets	107,767	102,078	118,202

Total current assets	890,019	834,361	847,226
Property and equipment, net	872,309	863,137	891,871
Marketable securities	5,605	36,600	54,138
Deferred income taxes and other assets	117,258	99,203	83,300

Total Assets	$1,885,191	$1,833,301	$1,876,535

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$199,421	$118,035	$190,542
Accrued expenses, accrued compensation and other current liabilities	205,812	211,196	187,345

Total current liabilities	405,233	329,231	377,887
Long-term debt	—	150,000	115,000
Deferred rent and other liabilities	232,325	216,843	211,979

Total Liabilities	637,558	696,074	704,866

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 116,233,584, 117,321,120 and 121,545,740 shares issued and outstanding, respectively	12	12	12
Additional paid-in capital	—	—	—
Retained earnings	1,285,268	1,160,666	1,184,308
Accumulated other comprehensive loss	(37,647)	(23,451)	(12,651)

Total Shareholders’ Equity	1,247,633	1,137,227	1,171,669

Total Liabilities and Shareholders’ Equity	$1,885,191	$1,833,301	$1,876,535